Renaissance Investment Management CODE OF ETHICS December 29, 2017

50 EAST RIVERCENTER BOULEVARD ● SUITE 1200

COVINGTON, KY 41011 ● 800.837.3863 ● 513.723.4500 ● FAX 513.723.4512 ● www.reninv.com

TABLE OF CONTENTS
I.	GENERAL PRINCIPLES		4
	A.	Definitions	4
	B.	Responsibility	8
	C.	Duty to Clients	8
	D.	Prohibited Acts	9
	E.	Use of Disclaimers	9
	F.	Suitability	9
	G.	Duty to Supervise	9
	H.	Conflicts of Interest	10
	I.	Outside Employment	10
	J.	Diversion of Renaissance Business or Investment Opportunity	10
	K.	Serving on the Board of Directors of a Public/Private Company or Charitable Organization	11
	L.	Rumors	11
	M.	Portfolio Pumping and Window Dressing	11
II.	PERSONAL SECURITIES TRANSACTIONS		11
	A.	Purpose	11
	B.	Responsibility	11
	C.	Reporting	11
	D.	Beneficial Interest	12
	E.	Pre-Clearance of Trades and Prohibited Transactions	13
III.	INSIDER TRADING		17
	A.	Supervisory Responsibility	17
	B.	Section 204A of the Adviser Act	17
	C.	Definitions	17
	D.	Renaissance’s Policy on Insider Trading	18
	E.	Affiliated Managers Group Insider Trading Policies & Procedures	19
	F.	Prevention of Insider Trading	19
	G.	Detection of Insider Trading	19
	H.	Sanctions	20
	I.	Acknowledgement	20

TABLE OF CONTENTS - CONTINUED

IV.	GIFTS, ENTERTAINMENT AND OTHER SENSITIVE PAYMENTS		20
	A.	Gifts	20
	B.	Entertainment	21
V.	FELONIES, MISDEMEANORS AND SANCTIONS BY REGULATORY ORGANIZATIONS		22
VI.	SECURITIES WHISTLEBLOWER INCENTIVES AND PROTECTION PROGRAM AND DEFEND TRADE SECRETS ACT		22
	A.	Securities Whistleblower Incentives and Protection Program	22
	B.	Violations of the Code, State or Federal Statutes	25
	C.	Issue Reporting	25
	D.	Investigative/Reporting Procedures	25
	E.	Defend Trade Secrets Act	26
VII.	CONFIDENTIALITY		27
VIII.	RECORDKEEPING		27
IX.	EDUCATION		28
X.	ACKNOWLEDGMENT		28
XI.	QUESTIONS – CONCERNS		28

Message from the Managing Partners:

At Renaissance Investment Management (hereafter “Renaissance” or the “Firm”), we strive to exhibit the utmost professionalism in representing the interests of our clients. The ethical culture of Renaissance is of critical importance to us, as is evidenced by the policies and procedures of Renaissance, including this Code of Ethics. Please review this Code and strive to adhere to both its letter and spirit.

I.	GENERAL PRINCIPLES

This Code of Ethics (the “Code”) meets the requirements of Rule 204A-1 under the Investment Advisers Act of 1940, as amended, and Rule 17j-1 under the Investment Company Act of 1940, as amended. In general, these rules impose an obligation on registered investment companies and their investment advisers and principal underwriters to adopt a written Code of Ethics covering the personal securities trading activities of certain of their officers and employees. This Code also sets forth other policies and procedures designed to aid Renaissance in complying with other federal securities laws.

A.	Definitions

The following terms are used throughout the text of this document and only apply to this Code:

1.	“Account” means a brokerage or other account that holds or could potentially hold a Reportable Security in which the Associate has a direct or indirect Beneficial Interest.

2.	“Advisers Act” means the Investment Advisers Act of 1940 and the rules and regulations promulgated thereunder, as amended from time to time.

3.	“Affiliate” means an entity that is controlled by, controls or is under common control with Renaissance.

4.	“Affiliated Funds” are mutual funds provided by an investment company, which are required to be registered under the Investment Company Act of 1940, that are managed by Renaissance, Affiliated Managers Group (“AMG”) or an AMG Affiliate. AMG maintains the list of Affiliated Funds and upon amendment promptly provides the updated list to the Renaissance Chief Compliance Officer (“CCO”) for distribution to Renaissance Associates.

5.

“Associate” refers to all Renaissance employees. All Associates are Access Persons for purposes of Rule 204A-1. The CCO has the discretion to deem an Associate a non-access person on a temporary basis depending on the circumstances of their employment (e.g. short or long term disability or pregnancy) or deem them as covered under another Associate’s reporting/pre-clearance requirements (e.g. child, spouse working for Renaissance temporarily). If an Associate is deemed a non-Access Person on a temporary basis, they are still required to pre-clear any transactions that occur in their absence through any means the CCO deems appropriate.

For pre-clearance, trading and securities reporting purposes, members of the Associate’s Immediate Family (defined as “his or her spouse, domestic partner, fiancée, minor children, and other dependent relatives or persons”) living in the same household are considered Access Persons.

6.	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

7.	“Beneficial Interest/Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a) (2) under the Securities Exchange Act of 1934, as amended, in determining whether a person is a beneficial owner of a security for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. As a general matter, “Beneficial Interest” will be attributed to an Associate in all instances where the Associate:

(i)	possesses the ability to purchase or sell the securities (discretion or the ability to direct the disposition of the securities);

(ii)	possesses voting power (including the power to vote or to direct the voting) over such securities; or,

(iii)	receives any benefits substantially equivalent to those of ownership.

An Associate is presumed to be a Beneficial Owner of securities that are held by his/her immediate family members sharing the Associate’s household.

8.	“Buy List” is the list of securities currently being held in any of Renaissance’s Strategies that are not incubated.

9.	“CCO” means Renaissance’s Chief Compliance Officer. The CCO has the right to delegate his/her responsibilities to other Associates at Renaissance, but retains responsibility to monitor the completion of those responsibilities.

10.	“Closed-end fund” is an investment company’s mutual funds whose shares are issued and sold to the public with a specified number of shares in a one-time initial public offering, meaning no additional shares will be issued. Closed-end funds are bought and sold either on stock exchanges or over the counter. The value of the shares is set by the transactions on the secondary market and may be higher or lower than the value of the portfolio securities that make up the closed-end investment company.

11.	“Code” or “Code of Ethics” refers to the Code that is in force and is currently available on the Renaissance intranet.

12.	“Control” shall have the same meanings as that set forth in Section 2(a)(9) of the Investment Company Act of 1940, a summary of which states:

‘‘Control’’ means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than 25 per centum of the voting securities of any company shall be presumed not to control such company. A natural person shall be presumed not to be a controlled person within the meaning of this title.

13.	“Firm” and “Renaissance” means The Renaissance Group LLC, doing business as Renaissance Investment Management.

14.	“Focus List” aka “Highest Ranked Investment Opportunities List” is a list of securities comprised of the top 20% of the domestic equity universe for domestic equity strategies, and top 30% of the non-domestic equity universe for non-domestic equity strategies.

15.	“Frozen Account” means a client account in which the account holder or authorized representative has instructed Renaissance to cease trading securities within an account due to death, pending liquidation or transfer of the securities in the account, etc.

16.	“Gift” means a gift, as broadly defined, received or given by Renaissance or an Associate in relation to Renaissance’s business.

17.	“Incubated Strategy” is a Renaissance investment strategy that only contains Associate, family or other beneficially owned accounts.

18.	“Initial Public Offering” is the first sale of an offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”) to the public, by a private company subject to the registration requirements of Section 5 of the Securities Act.

19.	“Limited Offering” means an offering of securities pursuant to an exemption from the registration requirements of the Securities Act.

20.	“Model Change” means changes in existing models (Buy Lists) initiated by a portfolio manager or analyst wherein one or more securities are added or removed from current models (Buy Lists).

21.	“Open-end fund” Used in the context of general equities, is a mutual fund that continually creates new shares on demand. Mutual fund shareholders buy the funds at net asset value and may redeem them at any time at the prevailing market prices.

22.	“Portfolio Pumping” (Also known as marking the close) means the illegal act of bidding up the value of a fund’s holdings right before the end of a quarter, when the fund’s performance is measured. This is done by placing a large number of orders on existing holdings, which drives up the value of the fund.

23.	“Reportable Security” means all securities in which an Associate has a Beneficial Interest or discretion with five exceptions listed below. Note: A Reportable Security means a security as defined in Section 202(a) (18) of the Act (15 u.s.c. 80b-2(a)(18)), which includes all instruments that are considered a “security” under the Investment Advisers Act of 1940.

Reportable Securities specifically do not include the following five types of securities:

(i)	Transactions and holdings in direct obligations of the Government of the United States;

(ii)	Money Market instruments - bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

(iii)	Shares of money market funds;

(iv)	Transactions and holdings in shares of other types of mutual funds, unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund; and,

(v)	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

For purposes of clarification, the following securities are examples of Reportable Securities, but is not a complete list of Reportable Securities:

•	stocks

•	bonds, including government agency bonds

•	municipal bonds

•	closed-end funds

•	exchange traded funds (“ETFs”)

•	Affiliated Funds

•	American Depositary Receipts (“ADRs”)

•	options

•	futures

•	foreign unit trusts

•	foreign mutual funds

•	investment clubs

•	dividend reinvestments that are directed by an Associate

•	stock purchase plan acquisitions directed by an Associate

•	warrants

•	limited partnerships – including hedge funds

•	private placements

24.	“Restricted List” is a list of securities maintained by the CCO for which Renaissance or an Associate of Renaissance may be in possession of material-non-public information. Securities will remain on the Restricted List until the material-non-public information becomes public information at which time the security will be removed from the list.

25.	“Restricted Trading List” is a list that is comprised of the securities in the current “Buy List” and “Focus List” for each of Renaissance’s investment strategies that are not incubated, including actively managed securities currently or previously recommended (still held in accounts due to Portfolio Manager discretion) by Renaissance and alternate securities recommended by Renaissance.

“Non-Restricted Trading List” securities held in “Frozen Accounts” or Unsupervised Securities are not considered to be actively managed by Renaissance for the purposes of the Code. Any previously recommended non-restricted securities held in a client’s managed account due to client direction are excluded from the definition of Restricted Trading List securities.

Note: For securities with multiple tickers, the Restricted Trading List applies to all tickers of the company.

26.	“Public Company” means any entity subject to the reporting requirements of Section 12 or 15(d) of the Securities Exchange Act of 1934.

27.	“Security” under Reportable Security means any note; stock; treasury stock; security future; bond; debenture; evidence of indebtedness; certificate of interest or participation in any profit-sharing agreement; collateral-trust certificate; preorganization certificate or subscription; transferable share; investment contract; voting-trust certificate; certificate of deposit for a security; fractional undivided interest in oil, gas, or other mineral rights; any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof); or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency; or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

27.	“Short-Term Trading” is the purchase and sale of a security within 30 days in the same account. Sales and subsequent purchases are not considered short-term trading unless the security that is purchased is sold again.

28.	“Unsupervised Securities” means any securities requested to be held by a client in his/her custodial account, which are not actively managed or charged a management fee by Renaissance, including securities that are sold by Renaissance when an account transitions to Renaissance. In some wrap platforms, these securities are referred to as securities held below the line.

29.	“Window Dressing” is a strategy used by mutual fund and other portfolio managers near the year or quarter end to improve the appearance of a fund’s performance before presenting it to clients or shareholders. To window dress, the fund manager sells stocks with large losses and purchases high-flying stocks near the end of the quarter. These securities are then reported as part of the fund’s holdings.

B.	Responsibility

It is the responsibility of Renaissance’s Management to ensure that Renaissance conducts its business with the highest level of ethical standards in keeping with its fiduciary duties to its clients. Accordingly, this Code of Ethics provides details of the regulatory and ethical standards to which all Renaissance Associates must adhere.

C.	Duty to Clients

Renaissance has a duty to exercise its authority and responsibility for the benefit of its clients, to place the interests of its clients first, and to refrain from having outside interests that conflict with the interests of its clients. Renaissance must avoid any circumstances that might adversely affect or appear to affect its duty of complete loyalty to its clients. Renaissance Associates must disclose any conflicts of interest between their personal accounts/Renaissance/affiliate interests and the client’s accounts/interests to the CCO. This is accomplished through one-on-one Associate meetings with the CCO, if the Associate has conflicts to disclose, and the Annual Certification Form.

D.	Prohibited Acts

Associates must comply with applicable federal securities laws. Associates are prohibited in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any client accounts from:

1.	Employing any device, scheme or artifice to defraud;

2.	Making any untrue statement of a material fact;

3.	Omitting to state a material fact necessary in order to make a statement, in light of the circumstances under which it is made, not misleading;

4.	Engaging in any fraudulent or deceitful act, practice or course of business; or engaging in any manipulative practices; and,

5.	Using research or software procured from soft dollars for their own personal benefit.

E.	Use of Disclaimers

Renaissance shall not attempt to limit liability for willful conduct or gross negligence through the use of disclaimers.

F.	Suitability

Renaissance shall only recommend those investments that are suitable for a client, based upon the client’s particular situation and circumstances. This is typically done based on the client’s written Investment Policy and Guidelines. If a client does not have such a document, then Renaissance will request that the client complete an Investment Objective Questionnaire.

G.	Duty to Supervise

Renaissance is responsible for ensuring adequate supervision over the activities of all persons who act on its behalf. Specific duties include, but are not limited to:

1.	Establishing procedures that could be reasonably expected to prevent and detect violations of Renaissance’s Code of Ethics by its Associates;

2.	Analyzing its operations and creating a system of controls to ensure compliance with applicable securities laws;

3.	Ensuring that all advisory personnel fully understand Renaissance’s policies and procedures; and,

4.	Establishing a review system designed to provide reasonable assurance that Renaissance’s policies and procedures are effective and being followed.

H.	Conflicts of Interest

Renaissance has a duty to disclose potential and actual conflicts of interest to its clients. All Associates have a duty to report potential and actual conflicts of interest to Renaissance. It is not possible to provide a precise or comprehensive definition of a conflict of interest. However, one factor that is common to all conflicts of interest situations is the possibility that an Associate’s actions or decisions will be affected because of actual or potential differences between or among the interests of Renaissance, its affiliates or clients, and/or the Associate’s own personal interests. A particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to Renaissance, its affiliates or clients, or any gain to Renaissance or the Associate, regardless of the motivations of the Associate involved.

Associates must avoid other employment or business activities, including personal investments, which interfere with their duties at Renaissance. Investments by Associates that interfere with their duties at Renaissance divide loyalty, or may create an actual conflict or the appearance of a conflict of interest. Each Associate must promptly report any situation or transaction involving an actual or potential conflict of interest to the CCO. In each instance, the CCO and a Managing Partner or Senior Partner shall be responsible for determining if a conflict of interest exists, and if a conflict exists, how it should be remedied. Meetings between an Associate and the CCO to report potential conflicts and the Annual Certification Form will be the methods used to communicate Associate conflicts or potential conflicts to the CCO.

Examples of potential conflicts are family members who work for Renaissance vendors or who sit on the board of a publicly traded company in which Renaissance may invest.

I.	Outside Employment

No Associate shall be employed by, or accept any remuneration from, or perform any services for, any person or entity, including serving as a trustee or general partner of a partnership other than Renaissance or any Affiliate of Renaissance, except as specifically authorized by a Managing Partner or Senior Partner of Renaissance. The Associate shall submit an Outside Employment Approval Form to the CCO for review and approval prior to obtaining outside employment. If the Associate changes his/her place of outside employment, a new form must be submitted to the CCO for approval. In no event should any Associate have any outside employment that might cause embarrassment to or jeopardize the interests of Renaissance, interfere with the operations of Renaissance, or adversely affect his/her productivity or that of other Associates.

J.	Diversion of Renaissance Business or Investment Opportunity

No Associate shall acquire, or derive personal gain or profit from, any business or investment opportunity that comes to his/her attention as a result of his/her association with Renaissance in which he/she should reasonably know Renaissance or clients might reasonably be expected to participate or have an interest, without first disclosing in writing all relevant facts to the CCO and receiving specific written authorization from the CCO.

K.	Serving on the Board of Directors of a Public/Private Company or Charitable Organization

Associates may serve on the Board of Directors of a publicly traded company, private company or charitable organization. Any board directorships must be approved by the CCO and Associates must complete a Board Directorship Reporting Form. The CCO will document this potential conflict of interest and track all directorships. When serving as Board members, Associates may serve in an investment related position on the board (e.g. investment committee member) if they do not provide selection advice regarding specific securities (e.g. allowable activities include selection of investment advisors, asset allocation management or investment policy creation). It is the Board member/Associate’s responsibility to notify the CCO of any new Board service or the termination of such service.

L.	Rumors

An Associate is prohibited from intentionally or unintentionally starting or participating in rumors regarding any Reportable Security.

M.	Portfolio Pumping and Window Dressing

Portfolio pumping and window dressing are specifically prohibited by this Code.

II.	PERSONAL SECURITIES TRANSACTIONS

Advisers Act Rule 204-2

A.	Purpose

The following procedures are designed to ensure that conflicts with client interests are avoided and that Renaissance Associates conduct their personal trading activities in a manner consistent with Renaissance’s fiduciary obligations and regulatory requirements.

B.	Responsibility

The CCO shall ensure that current and accurate records of all covered personal securities transactions of all Renaissance Associates are maintained.

C.	Reporting

1.	Initial/Annual Holding Reports: Each Associate must submit to the CCO a report of all Accounts that hold or could potentially hold Reportable Securities and a list of Reportable Securities contained in those Accounts initially within 10 calendar days of his/her employment; and thereafter, on an annual basis no later than February 14th of the following calendar year with a statement date as of 12/31 of the previous year, unless that statement date is not available from the custodian/provider. If the 12/31 statement date is not available, the employee will provide the most recent statement available. The information in the report must be current as of a date within 45 calendar days prior to the date the report is submitted; or certified that is it current within that reporting period. The Annual Holdings Report forms are distributed and maintained by the CCO.

2.	Quarterly Transaction Report: Each Associate must submit a report of his/her personal securities transactions in Reportable Securities during the calendar quarter to the CCO no later than 30 calendar days after the end of each calendar quarter. The Quarterly Transaction Report is maintained on the Renaissance intranet and quarterly the CCO, or a designee, will send an e-mail requesting that Associates complete the Quarterly Transaction Report. Completed Quarterly Transaction Reports and Holdings Reports will be retained electronically on the Pre-Clearance System. Duplicate quarterly and annual brokerage account statements can be submitted in lieu of listing the holdings/transaction information on the Quarterly Transaction Reports and Holdings Reports, provided all of the required holdings/transaction information is contained in the statements.

In addition, quarterly each Associate must ensure that their list of Accounts is up to date on the Pre-Clearance System on the Renaissance intranet prior to submitting his/her Quarterly Transaction Report.

Rule 204A-1 permits three exceptions to personal securities reporting. No reports are required:

•	With respect to transactions effected pursuant to an automatic investment plan.

•	With respect to securities held in accounts over which the Access Person had no direct or indirect influence or control.

•	In the case of an advisory firm that has only one Access Person, so long as the firm maintains records of the holdings and transactions that rule 204A-1 would otherwise require be reported.

3.	Supplemental Data: The CCO may require Associates to provide supplemental transactional data at year-end in order to reconcile the current Associate Annual/Initial Holdings Report to the previous one.

4.	Duplicate Brokerage Confirmation and Statements: A duplicate confirmation of trades for Reportable Securities should be sent (by the brokerage firm, if possible) to the CCO at: Renaissance Investment Management, Attn: CCO at Renaissance’s mailing address. The CCO should be listed as an interested party in order to receive copies of trade confirmations for all Accounts in which an Associate has a Beneficial Interest that contain or could potentially contain Reportable Securities.

Accounts over which Associates do not have direct or indirect influence or control, are not required to be set up for duplicate confirmations including those where an interested party cannot be added to an account such as a 401(k) or stock plan.

D.	Beneficial Interest

1.	The term “Beneficial Interest” is defined in Section I.A.7. For purposes of clarification, an Associate is presumed to have a Beneficial Interest in, and therefore an obligation to pre-clear and report, the following:

a.	Reportable Securities owned directly by an Associate in his/her name;

b.	Reportable Securities owned by an Associate indirectly through an Account or investment vehicle for his/her benefit, such as an IRA, brokerage account, 529 Plan, family trust or partnership;

c.	Reportable Securities owned in which the Associate has a joint ownership interest, such as securities owned in a joint brokerage account;

d.	Reportable Securities in which a member of the Associate’s immediate family (defined as “his/her spouse, domestic partner, fiancée, minor children, and other dependent relatives or persons”) living in the same household has a direct, indirect, or joint ownership interest with the Associate; and,

e.	Reportable Securities owned by trusts, private foundations, power of attorney or other charitable accounts for which the Associate has investment discretion (other than accounts that are managed by Renaissance).

2. a.	An exception to the reporting and pre-clearance rules outlined in Section II.E applies to the following Accounts for which the Associate has no direct or indirect (other than Section II.E.1.c) influence or control:

1.	Accounts managed by a third party investment adviser. If an Account is managed by a non-affiliated third party investment adviser, then the Associate must obtain and submit an Affidavit for Non-Renaissance Managed Accounts to the CCO and complete the Annual Certification Form section regarding their third party adviser.

2.	An Associate’s Account managed by Renaissance, for which he/she is not the Portfolio Manager. His/her Account also must be managed consistent with the other clients in the strategy and his/her trades must be executed at the end of the trading rotation in order to qualify for the pre-clearance exceptions and quarterly reporting exceptions outlined in this section. However, Annual/Initial Holdings Reports are still required under Section II.C.1. If the Associate exercises investment discretion for his/her own Account managed by Renaissance other than model changes, rebalancing, opening or closing an account, the reporting and pre-clearance requirements of Section II will apply.

3.	An Associate’s Account managed by Renaissance for which he/she is the Portfolio Manager, provided his/her Account is managed consistent with the other clients in the strategy and his/her trades are executed at the end of the trading rotation. However, Annual/Initial Holdings Reports are still required under Section II.C.1. If the Associate exercises investment discretion for his/her own Account managed by Renaissance other than model changes, rebalancing, opening or closing an account, the reporting and pre-clearance requirements of Section II will apply.

b.	An exception to the reporting and pre-clearance rules outlined in Section II.E (other than Section II.E.1.c) also applies to transactions effected pursuant to an automatic investment plan, which includes dividend reinvestment plans. However, the initial set up of an automatic investment plan is subject to Section II.E.

E.	Pre-Clearance of Trades and Prohibited Transactions

1.	Pre-Clearance of Trades and Review

a.	Pre-Clearance Form: All Reportable Securities must be pre-cleared other than the following exceptions:

•	Acquisition of stock dividends.

•	Cryptocurrency transactions

•	Bond calls.

•	Consolidations.

•	Fixed Annuities.

•	Futures and options on currencies or on a broad based securities index.

•	Gifts of securities.

•	Limited Partnership subsequent draws after initial approval.

•	Mergers.

•	Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities. to the extent such rights were acquired from such issuers. and sales of such rights so acquired and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

•	Subsequent dividend reinvestments after initial approval.

•	Subsequent automatic investments after initial approval.

•	Stock Splits.

•	Spin-offs.

•	Tender offers.

•	Variable Annuities (underlying non-affiliated funds) – affiliated funds must be pre-cleared.

•	Unaffiliated mutual funds.

Associates must submit a Pre-Clearance Form electronically on the Pre-Clearance System on the Renaissance intranet for all transactions in Reportable Securities, not excluded above, on the day they want to execute a transaction via the Pre-Clearance System or e-mail. If the intended transaction is not a Prohibited Transaction (as defined in Section II.E.2.a below), the Pre-Clearance System will automatically approve the intended transaction and communicate the approval to the Associate. If the Associate wants an exception override or another type of manual override is used, the CCO, or his/her designee, will provide the manual override approval. The pre-clearance is only valid for the date approved for all securities except for Private Placements, Hedge Funds, Limited Partnerships, initial automatic investments and limit orders, and is not in effect until approval is received from the CCO. The CCO will submit his/her Pre-Clearance Form to a Managing Partner or a Senior Partner of Renaissance electronically via the pre-clearance system.

The CCO may pre-clear an investment transaction via e-mail if the Associate is traveling; the Pre-Clearance System is down; the system cannot currently accept the pre-clearance, such as direct investments, commodities, etc.; or for any other reason the CCO deems necessary. The e-mailed pre-clearance will be kept electronically and the information transferred to the Pre-Clearance System.

Note: Accidental mistakes made by an Associate in pre-cleared financial account numbers or number of shares will not be considered a violation of the pre-clearance policy and will be corrected on the Pre-Clearance System when the transaction confirmation is received.

b.	Automatic Investment Plans: Automatic Investment Plans, sometimes referred to as Dividend Reinvestment Plans (“DRIPS”), must be pre-cleared when they are initially established and again for any changes to the recurring pre-cleared amount. Any subsequent purchases or sales in a Reportable Security in accordance with an Automatic Investment Plan are not subject to the pre-clearance or prohibited transaction rules promulgated herein. Pre-clearances for automatic investment plans need to be pre-cleared at least three (3) trading days prior to the initial investment. The automatic investment plan pre-clearance approval will be valid for 60 days. The automatic investment plan must be started 30 days prior to the security being added to the Restricted Trading List.

c.	Restricted Trading List Security Annual Purchase Exceptions: Associates are allowed to sell up to five (5) Restricted Trading List securities in a calendar year. The sale transaction can only be executed if there are no model change transactions being executed in the security being sold and it has been three (3) trading days since the model change transactions in the security have been completed.

d.	Restricted Trading List Security Bought 30 or More Days Prior to Being Added to The Restricted Trading List: An Associate can sell a Restricted Trading List security at any time, if it was purchased 30 or more days prior to it being added to the Restricted Trading List. A current Associate who can prove they owned the Restricted Trading List security before they worked for Renaissance may sell the shares previously owned if they provide evidence of ownership prior to employment. The sale transaction can only be executed if there are no model change transactions being executed in the security being sold and it has been three (3) trading days since the model change transactions in the security have been completed.

e.	Limited/Private Offerings/Hedge Funds: Acquisitions of securities in private offerings, limited offerings, limited partnerships or hedge funds need to be pre-cleared as provided in Section II.E.1.a. Notwithstanding any language to the contrary in this Code, an Associate is only required to pre-clear any transaction that they have discretion over (e.g., the initial investment to a limited partnership would have to be pre-cleared but non-discretionary draws by the partnership do not have to be pre-cleared). Since Renaissance does not invest in hedge funds, limited partnerships or other private offerings and the Associate does not control when the initial investment will occur in the investment process, the Associate needs to pre-clear the investment on the date of or prior to the date the investment process is initiated (paperwork is signed).

2.	Prohibited Transactions

a.	Securities on a Renaissance Restricted Trading List: In order to avoid any actual or apparent conflicts of interest with Renaissance trading on behalf of its clients, Renaissance does not permit any personal trading in securities:

•	that are currently on any Renaissance Restricted Trading List, except in limited cases such as Hardship Exemptions (as described in Section II.E.3 below);

•	except in Automatic Investment Plans (as described in Section II.E.1.b above);

•	except in Restricted Trading List securities owned prior to employment with Renaissance (as described in Section II.E.1.d above);

•	except if a Restricted Trading List security was purchased 30 days or more prior to being added to a Renaissance Restricted Trading List (as described in Section II.E.1.d above); and,

•	except for the five (5) Restricted Trading List securities that can be sold in a calendar year (as described in Section II.E.1.c above).

Renaissance does not permit any personal trading in securities that were recently on a Renaissance Restricted Trading List until three (3) trading days after the security has been removed from the Restricted Trading List. If the security was on the Buy List, then the transactions the day before and the day of the trade, up to the time of the pre-clearance approval, will also be reviewed before pre-clearance is granted. In the CCO’s absence, another member of Senior Management will conduct the review.

b.	Securities Not on a Renaissance Restricted Trading List: In furtherance of the objective of avoiding any actual or perceived conflicts of interest, Renaissance does not permit any personal trading in securities in which Renaissance traded for a client, unless it has been three (3) trading days since the model change transactions have been completed.

c.	Short-Term Trading: Short-term trading in Restricted Trading List securities and Affiliated Funds is prohibited. Associates are allowed to short-term trade non-Restricted Trading List securities an unlimited number of times for a loss and are limited to 24 trades for a profit in a calendar year.

d.	Special Issues/Limited Offerings: Associates are allowed to acquire securities through Initial Public Offerings (“IPO’s”) subject to the pre-clearance requirements of this Code.

e.	Limit/Stop Loss Orders: Limit orders are good for up to 30 calendar days without pre-clearance re-approval. After 30 calendar days, the Limit/Stop Loss Order must be reapproved through the pre-clearance system.

3.	Hardship Exemption

An Associate may submit to the CCO a request for an exemption from the prohibited transactions, outlined in Sections II.E.2.a. through b., above, with respect to the sale of a security due to a hardship situation (e.g., unforeseen medical, college or other significant expenses or the purchase of a home). All requests must be in writing and state the reason(s) for the hardship sale of the security. Any such request will require the approval of a Managing Partner or Senior Partner and the CCO. Any such waiver request may be approved or denied at Renaissance’s sole discretion, and any such decision will be final. If Renaissance approves a hardship exemption request, Renaissance may require certain conditions to be met by the Associate in conducting the personal trade(s) to ensure that there is no actual or apparent conflict of interest created by the exemption.

4.	Gifts of Reportable Securities

The giving or receiving of a gift of a Reportable Security in the form of a gift to or from an Account in which an Associate has a Beneficial Interest is not subject to the pre-clearance rules promulgated under this Section II.E.

5.	Testing for Compliance and Resolution of Violations

The CCO, or a designee, shall be responsible for ensuring periodic reviews of personal securities transactions are conducted to ensure compliance with both the letter and the spirit of this Code of Ethics. The Chief Operations Officer (“COO”), or his/her designee, will be responsible for approving and overriding any CCO transactions. The CCO will be responsible for determining appropriate remedial action if violations are discovered. Such remedial actions can include, but are not limited to: a memorandum to the Associate; administrative warnings; demotion; monetary penalties; suspension; revocation of trading privileges; trade cancellation, sell positions at a loss, dismissal from Renaissance, etc.

In addition, in the case of an Associate engaging in a prohibited transaction, the CCO may require the Associate to reverse the transaction and disgorge any realized profits to charity. These are guidelines only, so Renaissance can apply any appropriate sanction depending on the circumstances of the violation.

III.	INSIDER TRADING

Advisers Act Section 204A

A.	Supervisory Responsibility

The CCO shall be responsible for implementing, monitoring and enforcing Renaissance’s policies and procedures against insider trading embodied in this section of the Code. In addition, all Associates are subject to Affiliated Managers Group, Inc.’s Insider Trading Policies and Procedures, which is posted on the Renaissance intranet under Compliance/Documents.

B.	Section 204A of the Adviser Act

Section 204A requires all investment advisers to establish, maintain and enforce written procedures designed to prevent the misuse of material, non-public information in violation of the Securities and Exchange Act of 1934. This conduct is frequently referred to as “insider trading.”

C.	Definitions

1.	Insider: The term “insider” is broadly defined. It includes officers and Associates of Renaissance who (by virtue of his/her employment or other close association) has insider information on a publicly traded firm. Insider information is defined as material information about a company’s activities that has not been disclosed to the public. In addition, a person can be a “temporary insider” if that person enters into a special confidential relationship in the conduct of Renaissance’s affairs and, as a result, is given access to information solely for Renaissance’s purposes. A temporary insider can include, among others, Renaissance’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Renaissance may become a temporary insider of a client it advises or for whom it performs other services. If a client expects Renaissance to keep the disclosed non-public information confidential and the relationship implies such a duty, then Renaissance will be considered an insider.

2.	Insider Trading: The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the effecting of securities transactions while in possession of material, non-public information (whether or not one is an “insider”) or to the communication of material, non-public information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

a.	Trading by an insider, while in possession of material non-public information;

b.	Trading by a non-insider (also called a “temporary insider”), while in possession of material non-public information where the information was either disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; and,

c.	Communicating material non-public information to others.

3.	Material Information: The term “material information” is generally defined as information that a reasonable investor would most likely consider important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a firm’s securities, regardless of whether the information is related directly to their business. Material information includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; liquidation problems; and extraordinary management developments.

4.	Non-Public Information: Information is non-public until it has been effectively communicated to the marketplace. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public information.

D.	Renaissance’s Policy on Insider Trading

All Associates are prohibited from trading either personally or on behalf of others, on material non-public information or communicating material non-public information to others in violation of Section 204A. After an Associate has received information, he/she should refrain from trading while in possession of that information unless he/she first determines that the information is public, non-material, or both. The Associate also must refrain from disclosing the information to others, such as immediate family, domestic partners, relatives, and/or business or social acquaintances. The Associate will immediately report any “material non-public information” to the CCO and not report it to anyone else at Renaissance. If the Associate has any questions as to whether the information is material and nonpublic, he/she must resolve the question with the CCO before trading, recommending trading, or divulging the information to anyone other than the CCO.

In accordance with this policy to prevent trading of public securities based on material, non-public information, the CCO will maintain a “Restricted List” that identifies any securities that cannot be purchased for an Associate, client or Renaissance owned accounts because material, non-public information may have been received by an Associate(s) of Renaissance. Whether the security is added to the Restricted List will depend on the CCO’s investigation of who at Renaissance possesses the “insider information” and to whom it has been distributed within Renaissance. The CCO has the option to restrict a single person from securities transactions in that security if the CCO deems that person is the only one with the “insider” knowledge and that fact is documented by the CCO.

The issuer names on the Restricted List may be coded as “prohibited” in Renaissance’s pre-clearance system if the knowledge is known by a decision maker (e.g. Portfolio Manager/Analyst). The Performance & Portfolio Analyst will ensure Renaissance does not act on this information for: Renaissance’s clients, for Associate’s personal use or for a Renaissance strategy/Client until the information becomes public knowledge. After the information becomes public knowledge, the security will be removed from the Restricted List and Associates and Renaissance will be able to trade freely in the security.

E.	Affiliated Managers Group Insider Trading Policies & Procedures

As an affiliate of Affiliated Managers Group (“AMG”), all Associates are subject to the AMG Insider Trading Policies & Procedures. The AMG Insider Trading Policies & Procedures is posted on the Renaissance intranet and incorporated into this Code by reference. When updates are made to the AMG Insider Trading Policies & Procedures, the CCO, or a designee, sends an e-mail notifying Associates the updated manual has been posted on the intranet for Associate review. The AMG Insider Trading Policies & Procedures describes the specific trading procedures for securities of AMG. All AMG securities transactions require pre-clearance by the CCO together with AMG’s Clearance Officer, or his/her designee.

F.	Prevention of Insider Trading

To prevent insider trading from occurring, the CCO shall:

1.	Design an appropriate educational program and provide educational materials to familiarize Associates with Renaissance’s policy;

2.	Answer questions and inquiries regarding Renaissance’s policy;

3.	Review Renaissance’s policy on a regular basis and update it as necessary to reflect regulatory and industry changes;

4.	Resolve issues as to whether information received by an Associate constitutes material and non-public information; and,

5.	Upon determination that an Associate has possession of material non-public information:

a.	Implement measures to prevent dissemination of such information; and,

b.	Restrict Associates from trading in any affected securities.

G.	Detection of Insider Trading

In order to detect insider trading and inappropriate personal securities transactions, the CCO shall, from time to time:

1.	Review, or have his/her designee review, the trading activity reports filed by Associates;

2.	Review the trading activity of Renaissance Associate accounts;

3.	Coordinate the review of such reports, when necessary, with other appropriate Associates of Renaissance; and/or,

4.	Ensure a periodic test is done on a sample of Associate trades as part of the Annual Compliance Review.

H.	Sanctions

Any violation of the Insider Trading Policy can be expected to result in serious sanctions by Renaissance. Upon learning of a potential insider trading violation, the CCO shall prepare a report for the Managing Partners and Senior Partners of Renaissance that provides details and recommendations for further action, which may include but is not limited to reprimands, demotions, monetary penalties, disgorgement of profits, suspensions and/or dismissal, etc.

I.	Acknowledgement

Renaissance requires that all Associates acknowledge in writing that they have reviewed and agree to comply with Renaissance’s policy and procedures regarding Insider Trading on the Annual Certification Form.

IV.	GIFTS, ENTERTAINMENT AND OTHER SENSITIVE PAYMENTS

A.	Gifts

It is common practice in business to give and receive Gifts in the conduct of business. However, such giving and receiving of Gifts creates the potential for real and perceived conflicts of interest. It is generally Renaissance’s policy to discourage Associates from giving Gifts in dealings with clients, prospects, vendors and other third parties. Likewise, Renaissance discourages the receipt of Gifts. The following policies and procedures are designed to put limits on and properly monitor these Gifts to ensure that no actual or potential conflicts of interest arise.

1.	Logging and Approval of Gifts

a.	The definition of Gifts includes paying for lodging, travel expenses or any other business expense for another person, excluding meals. Accordingly, such practices are subject to these policies and procedures. Renaissance Associates may attend free seminars that vendors sponsor as long as their travel and hotel expenses are not reimbursed by the vendor.

b.	Gifts of over $10 must be reported to the CCO and recorded on the gift log, whether given or received by Renaissance or an Associate of Renaissance. Gifts greater than $100 are prohibited unless approved by the CCO, whether given or received by Renaissance or an Associate of Renaissance. There is a cumulative $100 calendar year limit for the receipt or giving of gifts to or from a brokerage firm, Renaissance client, vendor or any third party (e.g.: Morgan Stanley, Broadridge, Cincinnati Bell). Gifts for funeral arrangements whether given or received by Renaissance or its Associates are excluded from the limits listed above.

c.	Gifts of cash, including a cash equivalent such as a gift certificate, bond, security or other items that may be readily converted to cash are prohibited with the following exception. A gift card of $10 or less may be accepted by an Associate. Under no circumstance is it acceptable for an Associate to sell a Gift for his/her profit or for the profit of Renaissance.

d.	Acceptance of a Gift that is directed to Renaissance should be reported to the CCO by the recipient. Such a Gift, if approved, will be accepted on behalf of, and treated as the property of Renaissance and recorded on the Gift Log as a Renaissance gift. An email will be sent to Renaissance announcing the gift is available for everyone’s use.

e.	Gifts are permitted only when made in accordance with applicable laws and regulations and in accordance with generally accepted business practices in the various countries and jurisdictions where Renaissance does business.

f.	If an Associate receives a Gift that is prohibited under the Code, it must be declined or returned in order to protect the reputation and integrity of Renaissance. If the Gift has already been received and cannot be returned, it will be donated to a charity of a Managing Partner’s or Senior Partner’s choice. If it is a gift received by a Managing Partner or Senior Partner, it will be donated to a charity of the CCO’s choice. Any question as to the appropriateness of any Gift should be directed to the CCO.

B.	Entertainment

Renaissance recognizes that occasional participation in business entertainment with representatives from organizations with whom Renaissance transacts business, such as clients, potential clients, or any person or entity that does or seeks to do business with or on behalf of Renaissance, can be useful in relationship building and is a common practice in business. Examples of such business entertainment include: lunches; dinners; cocktail parties; golf outings; or attending professional sporting events. However, such entertainment practices do give rise to potential for real and perceived conflicts of interest. It is generally Renaissance’s policy to discourage an Associate from relying heavily on entertainment in relationship building with clients, prospects, vendors and other third parties. Likewise, Renaissance discourages the receipt of entertainment. The following policies and procedures are designed to put limits on and properly monitor these activities to ensure that no actual or potential conflicts of interest arise.

1.	Occasional participation by an Associate in business entertainment for legitimate business purposes is permitted provided a representative from both organizations (the host and the recipient) attends the event.

2.	If the estimated value of the entertainment (excluding meals) exceeds $250 per person, the Associate must consult with the CCO to determine if it gives rise to actual or potential conflicts of interest. This applies to cases in which the Renaissance Associate is the host as well as the recipient of the entertainment. The CCO may bring the matter to the attention of a Managing Partner or Senior Partner. Associates are not strictly prohibited from accepting entertainment with a value over $250 (e.g., a college or pro basketball, baseball, football game). However, it is imperative that Renaissance gain comfort that such entertainment opportunities are isolated in nature and do not jeopardize an Associate’s objectivity.

3.	Renaissance requires its Associates to use Renaissance funds to pay for their own business lodging and other travel expenses. Other legitimate business expenses will be reimbursed to the Associate by Renaissance in accordance with Renaissance’s Travel Policy. An exception may be made if a Renaissance Associate speaks at an industry conference and is reimbursed by the industry conference for travel expenses, meals and lodging and/or given free attendance to the conference.

C.	Sensitive Payments/Bribery/Kickback Prohibitions

Associates may make charitable contributions or political contributions of any kind in his/her own name, but may not use or in any way associate Renaissance’s name with such contributions (except as may be required under applicable law). All political contributions by an Associate or an Associate’s family members must be approved by the CCO in writing prior to any contribution being made according to the current Renaissance Pay to Play Policy. Note: Please refer to the Renaissance Pay to Play Policy for additional details. The policy is located on the Renaissance intranet or is available upon request.

Associates are strictly prohibited from:

1.	Using Renaissance’s name or funds to support political candidates or issues, or elected or appointed government officials;

2.	Paying or receiving bribes or kickbacks in violation of any law applicable to the transaction; and,

3.	Making payments to government officials or government employees that are unlawful or otherwise not in accordance with regulatory rules and generally accepted business practices of the governing jurisdiction.

The above notwithstanding, Renaissance makes charitable contributions in the normal course of business in the furtherance of relationships within the business community. Such contributions require the approval of a Managing Partner or Senior Partner and must be reported to the CCO.

V.	FELONIES, MISDEMEANORS AND SANCTIONS BY REGULATORY ORGANIZATIONS

As an investment advisor registered with the SEC, Renaissance is required to complete Form ADV Part 1. This form is submitted to the SEC on an annual basis or as material changes occur.

As part of Form ADV Part 1, Renaissance must disclose any past felonies, misdemeanors within the financial industry or causes for sanctions by regulatory organizations committed by any of Renaissance’s Associates. The specific questions from Form ADV Part 1 are reproduced and incorporated in the Annual Certification Form. Each Associate is responsible for answering the questions listed in the ADV section of the Annual Certification Form. If an Associate can answer “yes” to any of the questions contained in the ADV section of the Annual Certification Form either now or throughout the year, he/she has an obligation to immediately inform the CCO.

VI.	SECURITIES WHISTLEBLOWER INCENTIVES AND PROTECTION PROGRAM AND DEFEND TRADE SECRETS ACT

Section 21F (h)(1) of the Exchange Act of 1934

A.	Securities Whistleblower Incentives and Protection Program (Section 21F (h)(1) of the Exchange Act of 1934)

Section 922 of the Dodd-Frank act authorized the SEC to reward whistleblowers who provide it with original information that leads to a successful enforcement action by the SEC and/or certain state and federal regulators. The new rules, codified in Sections 21F-1 through 21F-17 of the Securities Exchange Act of 1934, became effective as of August 12, 2011.

Pursuant to the terms of the Securities Whistleblower Incentives and Protection Program (the “Program”), a whistleblower is defined as a natural person who submits to the SEC information related to the ongoing or imminent violation of federal securities laws. To qualify as a whistleblower and to be considered for a bounty a whistleblower must meet the following requirements: (1) Voluntarily come forward to the SEC (2) with original information about a violation of the federal securities laws (3) that leads to a successful judicial or administrative enforcement action brought by the SEC (4) in which the SEC obtains monetary sanctions totaling more than $1 million.

To satisfy the “voluntary” prong under the Program’s final rules, a whistleblower must submit information to the SEC before it receives an inquiry or subpoena from the SEC or one of the following governmental agencies: The Public Company Accounting Oversight Board, a self-regulatory organization, a state attorney general, a state securities regulatory authority, or Congress asks for the same information.

To satisfy the “original information” prong of the final rule, the information must be: (1) derived from the whistleblower’s independent knowledge or independent analysis; (2) not already known by the SEC; (3) not exclusively derived from publicly available information, such as news reports; and (4) provided to the SEC for the first time after the enactment of the Dodd-Frank Act.

Under the final rules, there are three categories of information that may be considered to have led to a successful enforcement action:

(1)	Information concerning conduct not under investigation or examination; or

(2)	Information concerning conduct already under investigation or examination when the information has “significantly contributed” to the success of the action; or

(3)	Information reported through internal compliance programs if: (a) a whistleblower reports original information through his or her employer’s internal compliance or reporting procedure before or at the same time it is passed along to the SEC; (b) the employer provides the whistleblower’s information and/or any information discovered during internal investigation to the SEC; and (c) the employer’s report leads to a successful enforcement action as set forth above.

The following persons are generally not eligible for whistleblower awards under the Program:

•	Anyone with a preexisting legal, contractual or judicially mandated duty to report to the SEC potential violations of federal securities laws.

•	External and in-house counsel who attempt to make whistleblower claims based on information obtained from the attorney-client relationship; exceptions exist where disclosure of the information is permitted under SEC or state bar rules.

•	Persons deemed by a U.S. court to have obtained information by illegal means.

•	Foreign government officials.

•	Officers, directors, trustees or partners of an entity who learn of the alleged misconduct from another person, or who learn the information through the company reporting or compliance processes.

•	Compliance and internal audit personnel.

•	Public accountants, if the information relates to potential violations by the engagement client.

Compliance and internal audit staff may become whistleblowers entitled to a bounty in the following circumstances:

•	The compliance of internal audit staffer believes disclosure may prevent harm to the regulated entity or its investors;

•	The compliance or internal audit staffer believes the entity is engaging in conduct that will interfere with an ongoing investigation; or,

•	120 days or more has passed since the entity’s audit committee, Chief Legal Officer or CCO became aware of the information.

The final rules of the Program impose extensive anti-retaliation protections for whistleblowers, including reinstatement for terminated whistleblowers, double back pay plus interest, and reimbursement of legal costs and fees. In addition, the Program prohibits Renaissance from discharging, demoting, suspending, threatening, harassing, directly or indirectly, or in any other manner discriminating against a whistleblower in the terms and conditions of employment because of any lawful act done by the whistleblower:

•	in providing information to the Commission in accordance with the Program;

•	in initiating, testifying in, or assisting in any investigation or judicial or administrative action of the Commission based upon or related to such information; or,

•	in making disclosures that are required or protected under the Program, the Sarbanes-Oxley Act of 2002, and any other law, rule, or regulation subject to the jurisdiction of the Commission.

Renaissance maintains policies and procedures to help prevent violations of federal and/or state securities laws by its Associates. Renaissance’s CCO is in-charge of monitoring and investigating its Associates for potential violations of securities laws. All Associates are encouraged to discuss any potential violations of federal and/or state securities laws with the CCO. All matters reported to the CCO will be investigated immediately and, if necessary, appropriate steps will be taken to address any potential violations.

Notwithstanding any provision directly or indirectly contained in any written agreement between Renaissance and any Associate, and notwithstanding any other communication of any other kind to the contrary, any Renaissance Associate may communicate with the Commission about a possible securities law violation at any time without penalty in accordance with the Whistleblower Regulations described above.

Nothing in this Code or in any other agreements an Associate may have with Renaissance is intended to or shall preclude or impede an Associate from cooperating with any governmental or regulatory entity or agency in any investigation, or from communicating any suspected wrongdoing or violation of law to any such entity or agency, including, but not limited to, reporting pursuant to the “whistleblower rules” promulgated by the Securities and Exchange Commission (Securities Exchange Act Rules 21F-1, et seq.). For avoidance of doubt, an Associate is not required to give the CCO or anyone at Renaissance prior notice of or obtain prior consent in connection with the regulatory communications contemplated by the SEC’s or any other regulatory entity or agency’s whistleblower rules.

All Associates are encouraged (and have the responsibility) to ask questions and seek guidance from the CCO or other senior management with respect to any action or transaction that may constitute a violation and to refrain from any action or transaction which might lead to the appearance of a violation. The CCO will also provide periodic training to all Renaissance’s Associates regarding the requirements of these policies and procedures.

Any questions pertaining to the above should be addressed with the CCO.

B.	Violations of the Code, State or Federal Statutes

Conflicts of Interest, unlawful activity (e.g. violation of state or federal law), theft, bribery, fraud, suspicious activity, incorrect financial reporting, tax evasion, or any situation or occurrence that any Associate observes or suspects may violate the Code of Ethics, any other Renaissance Policy, or applicable Federal or state securities law or statute should be immediately reported to the CCO. If the Associate feels uncomfortable reporting the activity or asking their question in the work environment, please contact the CCO at home at the number listed on the Renaissance Intranet under Acct/HR/Associate Listing. If the Associate suspects the CCO of wrongdoing, they should notify a Managing Partner or Senior Partner of Renaissance. All communications will be treated with the utmost sensitivity and every effort will be made to protect the complainant’s identity with the appropriate regard for confidentiality. This policy is designed to encourage Associates to include their name with the allegation(s) because appropriate follow-up questions and investigation may not be possible unless the source of the information is identified.

C.	Issue Reporting

Concerns expressed anonymously will be explored appropriately and consideration will be given to the seriousness of the issue raised, the credibility of the concern and the likelihood of confirming the allegation from attributable sources. However, if reported anonymously, the CCO will be unable to apprise the Associate of the actions taken. If an Associate decides to report allegations in an anonymous fashion, they should write as much detail regarding the action, or violation of policy/law as possible; reporting the dates, systems, clients and periods involved. This information should be mailed in hardcopy to Renaissance’s current address to the attention of the CCO, or to the attention of a Managing Partner or Senior Partner in the case of alleged wrongdoing by the CCO. Ensure the envelope does not contain any identifiable name and/or address and should be mailed from a post office instead of from a home address.

Allegations made in bad faith (e.g. knowingly making false accusations) may result in disciplinary action for the Associate.

D.	Investigative/Reporting Procedures

Renaissance hereby adopts the following procedures that are intended (1) to effect compliance with applicable laws, rules and regulations to which Renaissance is subject, and (2) to protect its Associates from retaliation under circumstances where they report possible violations of Federal securities laws internally or externally.

1.	Requirement to Report Violations

All Associates shall promptly report to Renaissance’s CCO, or to his/her designee, evidence of:

(i)	a violation of any Federal or state securities laws;

(ii)	a breach of fiduciary duty arising under any Federal or state laws; or,

(iii)	a similar violation of any Federal or state law by Renaissance or any of Renaissance’s Associates. The CCO shall review all such reports (“Reports”) and provide such Reports to the Managing Partners and Senior Partners of Renaissance.

2.	Consultation with Counsel

Upon receipt of any such Reports, the CCO and COO may consult with legal counsel to determine whether an investigation and/or self-reporting to any regulatory body is recommended and/or necessary or determine it themselves.

3.	Investigation

If, after consultation with counsel or review by the CCO and COO, it is determined that an internal investigation is necessary, the CCO may:

a.	Advise the Managing Partners and Senior Partners of the existence of the Report, including all relevant facts and circumstances relating to such Report, and the determination reached after consultation with counsel or their review;

b.	Establish a reasonable timeframe for, and initiate an investigation, which may be conducted by Renaissance’s CCO with assistance from the COO/legal counsel, if necessary;

c.	Apprise the Managing Partners and Senior Partners of the results of the investigation and, recommend appropriate remedial measures to be taken upon a finding of:

(i)	a violation of any Federal or state securities laws;

(ii)	a breach of fiduciary duty arising under any Federal or state laws; or,

(iii)	a similar violation of any Federal or state law by Renaissance or any of Renaissance’s Associates.

4.	Self-Reporting to Regulatory Authorities

If, upon the conclusion of an internal investigation that results in a finding of:

(i)	a material violation of any Federal or state securities laws;

(ii)	a breach of fiduciary duty arising under any Federal or state laws; or

(iii)	a similar violation of any Federal or state law by Renaissance or any of Renaissance’s Associates,

the Managing Partners, Senior Partners and/or the CCO may consult with legal counsel in an effort to determine whether self-reporting of such violation is necessary and/or recommended.

E.	Defend Trade Secrets Act

The Federal “Defend Trade Secrets Act” (“DTSA”) codified at 18 U.S.C. § 1832 et. seq. became effective on May 11, 2016. The DTSA’s primary function is to create a private cause of action for trade secret misappropriation under federal law. The DTSA also provides a mechanism for a court to seize and protect misappropriated trade secrets as requested by a plaintiff under extraordinary circumstances without providing advance notice to the defendant.

Most critically for Renaissance, the DTSA provides immunity against criminal or civil liability to Associates, consultants, and contractors for violating any federal or state trade secret law if the disclosure of the trade secret is made: to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or in a document filed under seal as part of a lawsuit or other proceeding.

The DTSA defines “trade secret” by reference to the Economic Espionage Act, to include: all forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing if:

•	The owner has taken reasonable measures to keep such information secret; and,

•	The information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, another person who can obtain economic value from the disclosure or use of the information.

Under the DTSA, Renaissance is required to give advance notice of such immunity in any agreement or other document with an Associate, consultant, or contractor that governs the use of trade secrets.

Renaissance is therefore incorporating the following advance notice of immunity into this manual, which will be reviewed and acknowledged by all Renaissance Associates:

•	Any Renaissance Associate, contractor, or consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or in a document filed under seal as part of a lawsuit or other proceeding.

VII.	CONFIDENTIALITY

All reports and documents required to be filed under the Code are strictly confidential and will not be discussed with any unauthorized Associate of Renaissance. The reports/documents will be made available, however, to the Securities and Exchange Commission, DOL, Affiliated Managers Group, auditors or other regulatory bodies with authority to review such reports/documents, if requested. Other than those limited purposes, the reports/documents will be kept in a secure location/data storage location once they have been reviewed.

VIII.	RECORDKEEPING

Renaissance will maintain in its records the following:

1.	A copy of the Code that is or was in effect;

2.	Records of any violations of the Code;

3.	Actions taken as a result of any violations;

4.	Copies of the Associate’s acknowledgment of receipt of the Code (Annual Certification Form);

5.	All reports and forms required to be filed by Associates under the Code;

6.	A record of all Associates who are or were required to file reports under this Code, or who are or were responsible for reviewing these reports; and,

7.	Pre-clearance requests, approval records, and any reasons supporting the decisions to approve the purchase of a limited offering.

The retention period is five (5) years from the end of the fiscal year in which the transaction occurs, in an easily accessible place, the first two (2) years onsite.

IX.	EDUCATION

Renaissance will provide Associates with periodic training/education regarding the Renaissance’s Code of Ethics and related issues to educate Associates regarding their obligations, any amendments and regulatory changes. Associates are encouraged to ask the CCO questions regarding the Code.

X.	ACKNOWLEDGMENT

Renaissance requires that all Associates acknowledge in writing that they understand and agree to comply with Renaissance’s Code of Ethics in the Annual Certification Form. In addition, receipt of any amendments to the Code will require an acknowledgement by Associates in writing using the Annual Certification Form.

XI.	QUESTIONS – CONCERNS

If an Associate has any questions or concerns regarding any definitions or duties imposed on them by this Code, he/she should immediately consult with the CCO.